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                                                                    EXHIBIT 99.1

[BIRMINGHAM         CONTACT: J. DANIEL GARRETT
STEEL                        EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
CORPORATION                  (205) 970-1213
LOGO]

                         BIRMINGHAM STEEL CORPORATION'S
                    LENDERS EXTEND DEADLINE FOR DEBT PAYMENTS

BIRMINGHAM, Ala. (March 27, 2002)--Birmingham Steel Corporation today said its lenders had extended the due date of certain debt previously scheduled to mature on April 1 until May 15, 2002. The Company said 100% of its lenders had approved the extension of approximately $286 million due under its revolving credit facility and senior secured notes.

In February, the Company said it had engaged CIBC World Markets Corp. to assist in evaluating financial and strategic alternatives for Birmingham Steel. In accordance with a process established by the Company and CIBC, discussions are underway with several parties regarding a possible transaction. The Company also continues to discuss a possible stand-alone debt restructuring with the existing lenders.

John D. Correnti, Chairman and Chief Executive Officer of Birmingham Steel, said lenders approved the extension of the debt in order to allow the Company the time necessary to pursue alternatives to provide the best value for Birmingham Steel's stakeholders. Correnti also said that additional extensions may be necessary in order to provide time for negotiations or due diligence activities.

Correnti said, "We appreciate the continued support of our lenders as we seek to provide the best value for our lenders, vendors, customers, shareholders and employees. Based upon signs of improvement in the steel markets and the general economy, we are optimistic about several strategic opportunities."

Correnti continued, "With the recent sales of operations in Cartersville, Georgia, and Cleveland, Ohio, Birmingham Steel has returned to the proven platform of our core rebar and merchant operations. Also, business conditions appear to be improving as we approach the seasonally strong spring construction season. We are also encouraged by the Bush Administration's section 201 rulings in March, which should benefit domestic steel producers."

Correnti said the Company is generating improved cash flow and recently increased availability under its revolving credit facility. Correnti concluded, "We continue to make progress in our efforts to return to profitability."

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the over the counter bulletin board under the symbol "BIRS."

Except for historical information, the matters described in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including economic conditions, market demand factors, equipment breakdowns or failures, the Company's continued compliance with its financing arrangements and its principal debt agreements, as well as other risks described from time to time in the Company's periodic and special filings with the Securities and Exchange Commission. Any forward-looking statements contained in this document speak only as of the date hereof, and the Company disclaims any intent or obligation to update such forward-looking statements.


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